Exhibit 99.1

LOS ANGELES SINGAPORE
SELANGOR
PENANG
BANGKOK
SUZHOU
SHANGHAI

FOR IMMEDIATE RELEASE	Company Contact:	Investor Contact:
	A. Charles Wilson	Berkman Associates
	Chairman	(310) 826-5051
	(818) 787-7000	info@BerkmanAssociates.com
Trio-Tech Reports 22% Higher Revenue
For Fiscal 2008 First Quarter Versus Prior Year
     Van Nuys, CA — November 14, 2007 — Trio-Tech International (AMEX:TRT) announced today that revenue for the first quarter of fiscal 2008 ended September 30, 2007 increased 22.0% to $12,050,000 compared to $9,876,000 for the same period last year. Net income was $751,000, or $0.23 per diluted share, compared to $756,000, or $0.23 per diluted share, for the first quarter of fiscal 2007.
     “Both our product and semiconductor testing services segments reported solid revenue growth in the first quarter, contributing to higher gross margin and operating income versus prior year, as well as an increase in income before minority interest, despite a higher tax provision,” said Chief Executive Officer S.W. Yong.
     Revenue from product sales for the first quarter of fiscal 2008 increased 8.8% to $6,507,000 compared to $5,978,000 for the first quarter of fiscal 2007, reflecting an increase in demand for Trio-Tech’s semiconductor burn-in systems primarily from customers in Asia. Revenue from semiconductor testing services increased 42.2% to $5,543,000 versus $3,898,000 last year, the result of continued strong demand for burn-in services for semiconductors used in wireless and wired communications, automotive and other applications.
     Operating income for this year’s first quarter increased 52.7% to $1,254,000 compared to $821,000 last year. Operating income in this year’s first quarter benefited from a $298,000 reversal of over-accruals for prior-year bonuses and adjustments in commission expense estimates.
     The increase in the provision for income taxes for this year’s first quarter compared to prior year was mainly due to the increase in income generated by the Company’s operations in Singapore this year versus last year, and the reversal of a $114,000 deferred tax liability in last year’s first quarter.
Balance Sheet Highlights
     As of September 30, 2007, cash and cash equivalents were $16,270,000, working capital was $18,946,000, and shareholders’ equity was $22,401,000. As of June 30, 2007, cash and cash equivalents were $14,950,000, working capital was $16,445,000, and shareholders’ equity was $21,434,000.
(more)
14731 Califa Street, Van Nuys, CA 91411, USA • TEL: (818) 787-7000 • FAX (818) 787-9130

Trio-Tech Reports 22% Higher Revenue For Fiscal 2008 First Quarter Versus Prior Year
November 14, 2007
Page Two
     In the first quarter of fiscal 2008, Trio-Tech (Chongqing) Co. Ltd., a wholly owned subsidiary of the Company, entered into a Memorandum Agreement with Jiasheng Property Development Co. Ltd. to jointly develop approximately 25 acres owned by Jiasheng located in Chongqing, China. Pursuant to the agreement, an investment of $1,331,000 was transferred in the quarter by the Company into a special bank account jointly monitored by Trio-Tech (Chongqing) and Jiasheng Property Development.
About Trio-Tech
     Founded in 1958, Trio-Tech International provides third-party semiconductor testing and burn-in services primarily through its laboratories in Southeast Asia. Headquartered in Van Nuys, California, the Company also designs, manufactures and markets equipment and systems used in the testing and production of semiconductors, and distributes semiconductor processing and testing equipment manufactured by others. For further information or to request quotations for any of Trio-Tech’s complete line of semiconductor test equipment, please visit the Company’s Web site at www.triotech.com.
Forward-Looking Statements
     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.
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(tables attached)

TRIO-TECH INTERNATIONAL AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(UNAUDITED) (IN THOUSANDS, EXCEPT EARNINGS PER SHARE)

	Three Months Ended
	September 30,
	2007	2006
Revenues
Products	$6,507	$5,978
Services	5,543	3,898

	12,050	9,876

Costs of Sales
Cost of products sold	5,529	4,813
Cost of services rendered	3,479	2,589

	9,008	7,402

Gross Margin	3,042	2,474

Operating Expenses:
General and administrative	1,645	1,445
Selling	124	191
Research and development	19	17

Total operating expenses	1,788	1,653

Income from Operations	1,254	821

Other Income (Expenses)
Interest expense	(85)	(29)
Other (expenses) income	(50)	37

Total other (expenses) income	(135)	8

Income Before Income Taxes	1,119	829

Income Tax Provision	172	26

Income Before Minority Interest	947	803

Minority Interest	(196)	(47)

Net Income Attributed to Common Shares	$751	$756

EARNINGS PER SHARE:
Basic earnings per share	$0.23	$0.23
Diluted earnings per share	$0.23	$0.23

Weighted Average Shares Outstanding
Basic	3,226	3,218
Diluted	3,237	3,237

Comprehensive Income:
Net income	$751	$756
Foreign currency translation adjustment	216	27

Comprehensive Income	$967	$783

TRIO-TECH INTERNATIONAL AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT NUMBER OF SHARES)

	September 30,	June 30,
	2007	2007
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$7,339	$7,135
Short-term deposits	8.931	7,815
Trade accounts receivable, net	9,993	7,410
Other receivables	500	245
Inventories, net	2,167	1,946
Prepaid expenses and other current assets	206	122
Assets held for sale	210	—

Total current assets	29,346	24,673

INVESTMENT IN CHINA	1,331	—
PROPERTY, PLANT AND EQUIPMENT, Net	7,133	7,458
OTHER INTANGIBLE ASSETS, Net	188	212
OTHER ASSETS	427	445

TOTAL ASSETS	$38,425	$32,788

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Line of credit	$209	$—
Accounts payable	3,299	2,265
Accrued expenses	4,163	4,354
Income taxes payable	1,137	948
Current portion of notes payable	1,466	536
Current portion of capital leases	126	125

Total current liabilities	10,400	8,228

NOTES PAYABLE, net of current portion	2,427	139
CAPITAL LEASES, net of current portion	129	155
DEFERRED TAX LIABILITIES	381	373

TOTAL LIABILITIES	13,337	8,895
COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST	2,687	2,459
SHAREHOLDERS’ EQUITY:
Common stock; no par value, 15,000,000 shares authorized; 3,225,930 shares issued and outstanding as at September 30, 2007, and at June 30, 2007	10,361	10,361
Paid-in capital	460	460
Accumulated retained earnings	10,886	10,135
Accumulated other comprehensive loss-translation adjustments	694	478

Total shareholders’ equity	22,401	21,434

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$38,425	$32,788